Exhibit 10.1.1
FIRST AMENDMENT TO OFFICE LEASE
     THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into as of the 20th day of June, 2008 (the “Effective Date”), by and between CHESAPEAKE PLAZA, L.L.C., a Oklahoma limited liability company (“Landlord”), and PIER 1 SERVICES COMPANY, a Delaware statutory trust (“Tenant”).
Recitals:
     A. Landlord and Tenant entered into that certain Office Lease dated June 9, 2008 (the “Lease”), covering certain space containing approximately 344,798 Rentable Square Feet located on the mezzanine and on the 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th and 20th floors (the “Premises”), of the office building now known as Chesapeake Plaza and located at 100 Pier 1 Place, Fort Worth, Tarrant County, Texas (the “Building”).
     B. Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.
Agreement:
     In consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:
1. Premises. Landlord and Tenant have agreed to redefine the Rentable Square Footage of the Premises for all purposes under the Lease. Accordingly, as of the Effective Date, all references to the Rentable Square Footage of the Premises being 344,798 square feet are deleted and replaced with references to the Rentable Square Footage of the Premises being 357,294 square feet. In addition, Exhibit A-1 attached to the Lease is hereby deleted in its entirety and replaced with Exhibit A-1 attached hereto. Notwithstanding Sections 1.C and 2 and any other provisions of the Lease to the contrary, if Tenant and/or any of Tenant’s employees are charged a fee for access to the fitness center/workout room (but specifically excluding any fees or charges that are associated with incidental services or products that are offered at the fitness center/workout room, including, but not limited to, charges or fees for personal trainers or sales of food and beverage products) in the Building (wherever located), the total square footage of the fitness center/workout room, including any dressing rooms, showers or restrooms incidental to such fitness center/workout room, will be removed from the calculation of the Common Area Allocation factor used to determine the Rentable Square Footage of the Premises (as set out in Exhibit A-1 attached hereto), and therefore the Rentable Square Footage of the Premises shall be reduced accordingly. The figures of “$2,133,586.00” and “246,183” in Section 3.E are replaced with the figures “$2,210,892.66” and “255,103”, respectively.
2. Base Rent. As of the Effective Date hereof, Section 1.D of the Lease is hereby deleted in its entirety and replaced with the following:

Chesapeake Plaza/Pier 1 Services Company

First Amendment to Office Lease

     “D. “Base Rent”:

			Annual Rate	Monthly
Period			Per Square Foot	Base Rent

June 9, 2008	through	June 30, 2011	$24.00	$714,588.00	*
July 1, 2011	through	June 30, 2015	$26.00	$774,137.00	*
Lease Month = A full calendar month, for example, if the Commencement
Date occurs on June 15, Lease Month 1 will be July 1 through July 31,
Lease Month 2 will be August 1 through August 31, and so on.

*	Tenant’s monthly Base Rent obligations will be reduced as the Rentable Square Footage of the Premises is reduced including, without limitation, reductions pursuant to the provisions of Article 3 of this Lease and reductions as a result of the leasing of the lobby or other Common Areas; provided the annual Base Rent rate for the Premises shall remain as reflected in the table above. Further, such reductions in the Rentable Square Footage of the Premises and Tenant’s monthly Base Rent obligations shall be memorialized in an amendment to this Lease.”
3. Submetering. As of the Effective Date, all references throughout the Lease to the submetered portion of the Premises being “the 7th and 8th floors” are hereby deleted and replaced with references to the submetered portion of the Premises being “the 8th floor”. Landlord and Tenant hereby acknowledge and agree that Tenant shall not be assessed the Hourly HVAC Charge for HVAC service to the 8th floor of the Building during hours other than Normal Business Hours, provided Tenant diligently pursues the installation of a submeter to measure Tenant’s electrical consumption on the 8th floor of the Building pursuant to the terms of the Lease, as amended hereby. Further, Tenant shall be deemed to not have diligently pursued the installation of the submeter for the 8th floor of the Building if such submeter is not installed and operational on or before July 31, 2008. Subject to Landlord’s prompt approval of Tenant’s proposed scope of work in connection with the installation of the submeter, in the event the submeter for the 8th floor is not installed and operational by July 31, 2008, commencing on August 1, 2008, and continuing through and including the date such submeter is installed and is operational, Tenant shall pay any applicable Hourly HVAC Charge for HVAC service to the 8th floor of the Building during hours other than Normal Business Hours. Tenant agrees to cooperate with Landlord to determine the reasonable allocation of charges for Tenant’s electrical consumption for the 8th floor from June 9, 2008 through and including the date the submeter for the 8th floor is installed and is operational.
4. No Broker. Tenant and Landlord each represent to the other that neither party has executed a written agreement with any broker or agent in connection with this First Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses,

Chesapeake Plaza/Pier 1 Services Company

First Amendment to Office Lease

attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.
5. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this First Amendment. If Tenant fails to execute and deliver a signed copy of this First Amendment to Landlord by 5:00 p.m. (Fort Worth, Texas time) on June 20, 2008, this First Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this First Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.
6. Miscellaneous. This First Amendment shall become effective only upon its full execution and delivery by Landlord and Tenant. This First Amendment contains the parties’ entire agreement regarding the subject matter covered herein, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this First Amendment. Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
7. Counterparts. This First Amendment may be executed in one or more counterparts, each of which when taken together shall constitute one and the same amendment, and each of which shall constitute an original copy of this First Amendment. In addition, this First Amendment may be executed via facsimile or other electronic record and such facsimile copy or other electronic record shall constitute an original copy of this First Amendment.
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Chesapeake Plaza/Pier 1 Services Company

First Amendment to Office Lease

     EXECUTED as of the day and year first above written.

LANDLORD: CHESAPEAKE PLAZA, L.L.C., an Oklahoma limited liability company
By:
Henry J. Hood, Senior Vice President-
Land and Legal & General Counsel

TENANT: PIER 1 SERVICES COMPANY, a Delaware statutory trust
By:	Pier 1 Holdings, Inc., a Delaware corporation, its managing trustee

By:
Alex Smith, President and CEO

Chesapeake Plaza/Pier 1 Services Company

First Amendment to Office Lease

EXHIBIT A-1
CHART OF RENTABLE SQUARE FOOTAGE ON EACH FLOOR AND COMMON
AREAS

Total Gross Area	460,614
less: Verticle Penitration	50,637

Total Rentable	409,977

Common Area	63,615
Total Useable	346,362

Total Rentable	409,977

Ratio of Common Area to Useable	0.18367
Square Footage Breakdown

	Total		Common	Rentable
Floor	Rentable	Useable	Area Charge	Area(1)

Terrace	42,847	795	146	941
Lobby	26,969	5,406	992	6,398
Mezz	13,153	13,153	2,416	15,568
5	22,329	22,329	4,101	26,430
6	22,329	22,329	4,101	26,430
7	22,329	22,329	4,101	26,430
8	22,329	22,329	4,101	26,430
9	22,610	22,610	4,153	26,763
10	22,610	22,610	4,153	26,763
11	22,610	22,610	4,153	26,763
12	22,610	22,610	4,153	26,763
14	22,610	22,610	4,153	26,763
15	22,610	22,610	4,153	26,763
16	22,394	22,394	4,113	26,507
17	22,394	22,394	4,113	26,507
18	19,372	19,372	3,558	22,930
19	18,936	18,936	3,478	22,414
20	18,936	18,936	3,478	22,414

	409,977	346,362	63,615	409,977

(1)	Square footage used to calculate rent expense

Chesapeake Plaza/Pier 1 Services Company

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